      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2001
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                              THE MILLS CORPORATION
             (Exact name of registrant as specified in its charter)
                                 ---------------

             DELAWARE                                           52-1802283
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)
                                 ---------------
                        1300 WILSON BOULEVARD, SUITE 400
                            ARLINGTON, VIRGINIA 22209
                                 (703) 526-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                                 THOMAS E. FROST
             EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              THE MILLS CORPORATION
                        1300 WILSON BOULEVARD, SUITE 400
                            ARLINGTON, VIRGINIA 22209
                                 (703) 526-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                    COPY TO:
                                ALAN L. DYE, ESQ.
                              SUZANNE A. BARR, ESQ.
                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109
                                 (202) 637-5600
                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 --------------

===================================================================================================================
                         CALCULATION OF REGISTRATION FEE
                                                                                  PROPOSED
            TITLE OF                   AMOUNT              PROPOSED               MAXIMUM             AMOUNT OF
             SHARES                    TO BE         MAXIMUM AGGREGATE           AGGREGATE        REGISTRATION
        TO BE REGISTERED           REGISTERED(1)      PRICE PER SHARE(2)     OFFERING PRICE(2)           FEE
--------------------------------- ----------------- ----------------------- --------------------- ------------------
Common stock, $0.01 par value        3,262,031              $24.275            $79,185,802.53         $19,796.45
===================================================================================================================


(1) This registration statement covers the resale by the selling stockholders of up to an aggregate of 3,262,031 shares of common stock, $0.01 par value, of The Mills Corporation, which the selling stockholders may acquire upon the conversion of 750,000 shares of Series A Cumulative Convertible Preferred Stock outstanding, the redemption of common units issuable in exchange for shares of Series A Cumulative Convertible Preferred Stock in specified circumstances, and the exercise of an outstanding warrant issued in connection with the issuance of the Series A Cumulative Convertible Preferred Stock.
(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low reported sales prices on the New York Stock Exchange on July 2, 2001.

                                 ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IS SUBJECT TO CHANGE. THE SELLING STOCKHOLDERS MAY NOT SELL SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE SELLING STOCKHOLDERS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE AN OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.


                    SUBJECT TO COMPLETION DATED JULY 5, 2001

PROSPECTUS

                                3,262,031 SHARES

                              THE MILLS CORPORATION

                                  COMMON STOCK
--------------------------------------------------------------------------------

         This is an offering of up to an aggregate of 3,262,031 shares of common stock of The Mills Corporation by the selling stockholders identified in this prospectus. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The selling shareholders may sell the offered shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. The selling shareholders may sell the offered shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

         Although we will incur expenses in connection with the registration of the common stock, we will not receive any proceeds from the sale of the shares offered by the selling stockholders.

         Our common stock is listed on the New York Stock Exchange under the symbol "MLS." On July 2, 2001, the last reported sale price for our common stock on the New York Stock Exchange was $24.45 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.







               The date of this prospectus is _________ __, 2001.

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
About this Prospectus...............................................................................   1
Where You Can Find More Information.................................................................   1
Special Note Regarding Forward-Looking Statements  .................................................   2
The Company.........................................................................................   3
Securities to be Offered............................................................................   3
Risk Factors........................................................................................   3
Use of Proceeds.....................................................................................  13
Selling Stockholders................................................................................  13
Material Federal Income Tax Considerations..........................................................  15
Plan of Distribution................................................................................  31
Experts ............................................................................................  34
Legal Matters.......................................................................................  34




         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information." You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

         As used in this prospectus, the terms "Mills," "company," "we," "our" or "us" means The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, and Management Associates Limited Partnership, but excluding MillsServices Corp., unless the context indicates otherwise.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission, including the registration statement, at the Commission's public reference room:

                 450 Fifth Street, N.W.
                 Room 1024
                 Washington, D.C. 20549

         Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

                  Our Commission filings can also be read at the following address:

                  New York Stock Exchange
                  20 Broad Street
                  New York, New York 10005

         Our Commission filings are also available to the public on the Commission's web site at HTTP://WWW.SEC.GOV.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated.

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed on March 28, 2001).

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (filed on May 15, 2001).

          3. Current Reports on Form 8-K (filed on February 28, 2001, April 30, 2001 and May 16, 2001).

          4. Description of our common stock included in our Registration Statement on Form 8-A (filed on April 11, 1994), which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

         You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

         Secretary
         The Mills Corporation
         1300 Wilson Boulevard, Suite 400
         Arlington, Virginia  22209


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some statements made in this prospectus may constitute, and the documents incorporated by reference may contain, "forward-looking statements" for the purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations and are not guarantees of future performance.

         Forward-looking statements, which often can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative thereof or other variations thereon or comparable terminology, are subject to numerous risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends, and uncertainties are:

          o    the general economic climate;

          o    the supply and demand for retail properties;

          o    interest rate levels;

          o    the availability of financing; and

          o other risks associated with the development, acquisition, and operation of retail properties, including risks that the development of a project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated.

         We undertake no duty or obligation to publicly announce any revisions to, or updates of, these forward-looking statements that may result from future events or circumstances.

                                   THE COMPANY

         We own interests in, develop, redevelop, lease, acquire, expand and manage a portfolio currently consisting of 13 super-regional, retail and entertainment oriented centers, which we refer to as the "Mills" or "Block" projects, a community shopping center and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. We are the sole general partner of Mills LP. We conduct all of our business through Mills LP, in which we own, as of May 31, 2001, a 1% interest as the sole general partner and an approximate 59.3% interest as a limited partner. We are a publicly traded, self-managed real estate investment trust, or REIT, and have been a REIT since completion of our initial public offering in April 1994. Prior to that time, our assets, which then consisted of four Mills and ten community centers, were each held by individual partnerships.

         We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at WWW.MILLSCORP.COM. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.


                            SECURITIES TO BE OFFERED

         This is an offering of up to an aggregate of 3,262,031 shares of common stock of The Mills Corporation by the selling stockholders described below under the heading "Selling Stockholders." The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares.


                                  RISK FACTORS

         An investment in our common stock involves various risks. You should consider carefully the following material risks in conjunction with the other information contained or incorporated by reference in this prospectus before making a decision to invest in the securities offered by this prospectus.

RISKS ASSOCIATED WITH OUR COMMON STOCK

         YOU MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF YOU ATTEMPT TO ACQUIRE SHARES IN EXCESS OF 9.225% OF OUR CAPITAL STOCK.

         For us to qualify as a REIT, ownership of our capital stock, directly or by virtue of the applicable attribution provisions of the Internal Revenue Code, by any person or persons acting as a group is limited to 9.225% of our outstanding capital stock. Any transfer that would cause you to violate this 9.225% ownership limit will result in the immediate conversion of the excess shares into shares of "excess stock" that are non-voting and that may not participate in distributions. The shares of excess stock would be immediately transferred to us as trustee of a trust for the exclusive benefit of beneficiaries that you may designate.

         YOU MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF YOU ARE NOT A U.S. PERSON AND YOU ATTEMPT TO ACQUIRE SHARES OF OUR CAPITAL STOCK.

         Provisions in our certificate of incorporation are designed to ensure that we maintain our status as a REIT by rendering void transfers of our shares that will jeopardize our status as a REIT and by eliminating rights of the shares of transferred stock. Under these provisions, if you are not a U.S. person and you acquire shares of our common stock, if your acquisition causes less than 50% of our capital stock to be owned by U.S. persons, the shares you acquire may convert immediately into shares of excess stock that will be non-voting and that may not participate in distributions. The shares of excess stock would be immediately transferred to us as trustee of a trust for the exclusive beenfit of beneficiaries that you may designate.

         THE PRICE OF OUR COMMON STOCK IS SUBJECT TO MANY FACTORS, SOME OF WHICH ARE NOT IN OUR CONTROL.

         The price of our common stock in the public markets may be adversely affected by a number of factors, many of which are beyond our control. These factors include:

          o possible increases in market interest rates, which may lead purchasers of common stock to demand a higher annual yield from distributions by us in relation to the price paid for our common stock;

          o the relatively low daily trading volume of REITs in general, including our common stock; and

          o our ability to invest the proceeds of a future offering of securities in a manner that will increase earnings per share.

         Any adverse effect on the market price of our common stock would materially adversely affect the value of your investment in our common stock. Additionally, a significant decrease in the market price of our common stock would make it more difficult for us to raise funds through future offerings of our common stock.

         WE MAY ISSUE A LARGE NUMBER OF SHARES OF OUR COMMON STOCK. FUTURE SALES OF THESE SHARES COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.

         We may issue shares of common stock upon redemption of outstanding units of Mills LP issued at various times, including in connection with our formation and our initial public offering in 1994, and our acquisition of assets in 1994, 1996 and 1997. We have issued, and may be obligated to issue in the future, a substantial number of units of Mills LP to our joint venture partners in connection with their capital contributions to our joint venture projects, and to other persons or entities that contribute to joint venture projects. These units of Mills LP are and, upon issuance, will be exchangeable for shares of our common stock. In addition, as of May 31, 2001, we have granted, or authorized to be granted to a number of our directors, officers and employees, options to purchase 4,434,962 shares of common stock, taking into account options forfeited upon employment termination, and 739,994 shares of restricted stock. Sales of a substantial number of shares of common stock, or the perception that those sales could occur, could adversely affect prevailing market prices for shares. We cannot predict what effect future sales of common stock, including the shares offered by this prospectus, will have on the market prices of shares.

         DISTRIBUTIONS TO HOLDERS OF OUR COMMON STOCK ARE JUNIOR IN RIGHT OF PAYMENT TO OUR LIABILITIES.

         Mills LP's ability to make distributions to us depends on its subsidiaries' and joint ventures' ability first to satisfy their obligations to their creditors and then to make distributions to Mills LP. Similarly, our ability to make distributions to our stockholders depends on Mills LP's ability first to satisfy its obligations to its creditors and then to make distributions to us. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to any of our subsidiaries or joint ventures, holders of their indebtedness and their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries and joint ventures before any assets are made available for distribution to us. In every case, the holders of our common stock will have the right to participate in any distribution of our assets only after the claims of our creditors and holders of our series A preferred stock are satisfied. The certificate of designations governing our series A preferred stock prohibits us from making dividend payments, distributions and all other payments to holders of our common stock unless we have paid all accrued dividends on our series A preferred stock or set apart funds for payment of the dividends due to holders of our series A preferred stock.


RISKS ASSOCIATED WITH OUR COMPANY

         WE HAVE SUBSTANTIAL INDEBTEDNESS. WE REQUIRE SIGNIFICANT CASH FLOW IN ORDER TO MAKE REQUIRED PAYMENTS ON OUR SECURITIES AND ON OUR INDEBTEDNESS.

         As of May 31, 2001, we had total debt of approximately $1.5 billion, including our pro rata share of unconsolidated joint venture debt. In addition, as of the date of this prospectus, we have issued and outstanding 750,000 shares of series A preferred stock. We must make regular dividend payments to the holders of our series A preferred stock. The dividends payable are calculated based on the number of shares outstanding and the dividend rate, which regularly increases from year to year. We have also guaranteed selected outstanding unconsolidated joint venture debt, representing an affiliate's portion of outstanding unconsolidated joint venture debt, which guaranties expire upon the achievement of specified financial performance tests. We expect to make similar guarantees in connection with our future developments.

         We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. If a property were mortgaged to secure payment of indebtedness and we were unable to meet mortgage payments, the mortgagee could foreclose upon that property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies. We are subject to the additional risk that our cash flow may be insufficient for us to make the required dividend payments to the holders of our series A preferred stock. If we fail to make the required dividend payments to the holders of our series A preferred stock, we will be subject to serious penalties under the terms of the documents that govern our series A preferred stock. Our substantial debt and our dividend obligations on the series A preferred stock could cause us to be unable to make dividend or redemption payments on our common stock.

         OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING.

         As of May 31, 2001, our consolidated borrowing and pro rata share of unconsolidated borrowings totaled approximately $1.5 billion, which represents approximately 61.1% of our total market capitalization. As used in this prospectus, total market capitalization means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of Mills LP, based on the closing price of our common stock as of May 31, 2001. Increases in our leverage could adversely affect our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes, and may make us more vulnerable to a downturn in business or the economy generally.

         WE WILL NEED ADDITIONAL CAPITAL TO EITHER REFINANCE OR REPAY EXISTING INDEBTEDNESS AT MATURITY. THERE IS NO GUARANTY THAT WE CAN REFINANCE OR OBTAIN OTHER FINANCING TO REPAY MATURED DEBT.

         The terms of most of our indebtedness do not require any principal payments prior to maturity. Currently, we do not anticipate making any principal payments prior to maturity. Consequently, in order to pay in full the principal amount at maturity, we may need to refinance or repay our indebtedness by (1) obtaining additional secured or unsecured debt financing; (2) issuing private or public debt instruments; (3) offering for sale additional equity securities; or
(4) selling our assets. We have no refinancing commitments covering the principal payments at maturity. We cannot assure you that refinancing will be available on reasonable terms or at all. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to refinanced indebtedness would increase, which would adversely affect our funds from operations and reduce the amount of distributions we can make to our stockholders. If we are unable to secure refinancing of the mortgage indebtedness encumbering a property on acceptable terms, we may be forced to dispose of that property upon disadvantageous terms, or the mortgagee could foreclose upon the property. In addition to the loss of a source of income and an income flow, a disadvantageous sale or foreclosure may result in a partial or complete loss on our investment.

         A SHARP INCREASE IN THE DIVIDEND RATE ON OUR SERIES A PREFERRED STOCK TAKES EFFECT IF WE HAVE NOT REPURCHASED OUR OUTSTANDING SERIES A PREFERRED STOCK BY OCTOBER 30, 2004. IN ORDER TO COMPLETE THE REPURCHASE OF THIS SERIES A PREFERRED STOCK AND PREVENT SUCH A DIVIDEND RATE INCREASE FROM TAKING EFFECT, WE MAY NEED TO RAISE ADDITIONAL CAPITAL. THERE IS NO GUARANTY THAT WE CAN RAISE ADDITIONAL CAPITAL FOR THIS REPURCHASE.

         Dividend payments to holders of our series A preferred stock will increase significantly if shares of series A preferred stock remain issued and outstanding on October 30, 2004. Under the terms of our series A preferred stock, we are not permitted to repurchase our series A preferred stock prior to April 30, 2004 without incurring substantial extra costs. Accordingly, we anticipate that we will attempt to repurchase our series A preferred stock between April 30, 2004 and October 30, 2004. In order to finance the repurchase, we may need to use one or more of the methods listed in the above risk factor. We cannot assure you that we will obtain financing on reasonable terms or at all. If we are unable to secure financing on reasonable terms, we may not be able to repurchase our outstanding series A preferred stock prior to the increase in required dividend payments, if at all.

         HOLDERS OF SERIES A PREFERRED STOCK HAVE THE RIGHT, UNDER SPECIFIC CIRCUMSTANCES, TO REQUIRE US TO REPURCHASE THE SERIES A PREFERRED STOCK. THERE IS NO GUARANTY THAT WE CAN OBTAIN FINANCING FOR THE REPURCHASE. IF WE DO NOT TIMELY REPURCHASE THE SERIES A PREFERRED STOCK, THE REPURCHASE PRICE WILL INCREASE SIGNIFICANTLY.

         Holders of series A preferred stock may exercise their right under the series A preferred stock purchase agreement to require us to repurchase all or a portion of our series A preferred stock if:

          o    a change of control occurs;

          o we fail, or we are deemed based on substantial evidence to fail, to continue to qualify as a REIT;

          o a material event of noncompliance occurs, such as a violation of the restrictive covenants described in the following risk factor or our failure to observe our obligations in connection with our call right to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock; or

          o shares of series A preferred stock remain issued and outstanding after April 30, 2006.

         Generally, the repurchase price varies based on the event giving rise to the put right of the holders of series A preferred stock and the time of its occurrence. However, if the event is our failure to continue to qualify as a REIT or a material event of noncompliance, in each case caused by our willful and intentional actions, then the repurchase price will increase significantly. The increased repurchase price is based on a higher internal rate of return on the purchase price of the series A preferred stock and will be calculated from the date of purchase.

         We do not have any financing arrangement in place for the repurchase of the series A preferred stock when required. In order to finance the repurchase, we may need to use one or more of the methods listed above. We cannot assure you that we will obtain financing on reasonable terms or at all. If we are unable to secure appropriate financing, we may be unable to repurchase on a timely basis, or at all, the shares of series A preferred stock that are put to us by the holders of series A preferred stock. In that case, we will become obligated to pay the increased repurchase price.

         WE HAVE ENTERED INTO CONTRACTS THAT IMPOSE A NUMBER OF RESTRICTIVE COVENANTS THAT MAY HINDER OUR OPERATIONAL FLEXIBILITY. VIOLATION OF THESE RESTRICTIVE COVENANTS CARRY SERIOUS CONSEQUENCES THAT MAY MATERIALLY ADVERSELY AFFECT OUR OPERATIONS.

         Our credit facility and term loan and the series A preferred stock purchase agreement impose numerous restrictive financial and operating covenants on us, including covenants that limit our ability to (1) incur additional debt,
(2) sell assets, (3) repurchase our securities and (4) engage in mergers and consolidations. For example, if we sell any portion of our four wholly owned properties, holders of our series A preferred stock may require us to repurchase shares of our series A preferred stock at substantial release prices.

         Under our credit facility and term loan, the lenders may accelerate payment and may pursue standard remedies upon a violation of any covenant. In addition, our failure to observe a number of the listed covenants constitutes a material event of noncompliance under the series A preferred stock purchase agreement and gives the holders of our series A preferred stock the right to require us to repurchase all or a portion of the then outstanding shares of series A preferred stock. If the material event of noncompliance triggering the put right of the holders of series A preferred stock is caused by our willful and intentional actions, then we must pay the increased repurchase price described above. Even if the material event of noncompliance is due to an inadvertent act, we still must pay the increased repurchase price if we do not make the repurchase in a timely manner. We may avoid the consequences under the series A preferred stock purchase agreement by exercising our call right to repurchase the shares of series A preferred stock then outstanding before taking the action that constitutes a violation. Our ability to exercise our call option, however, is subject to:

          o our ability to obtain financing for the premium payable upon repurchase, which premium depends on when we exercise our call option;

          o our obtaining the consent of the lenders under the credit facility and the term loan; and

          o a prohibition on exercise prior to April 30, 2002, except in very limited circumstances.

These restrictions reduce our flexibility in fulfilling our obligations following the exercise of our call option, and otherwise reduce our flexibility in conducting our operations.

         THE OCCURRENCE OF AN EVENT OF NONCOMPLIANCE UNDER THE SERIES A PREFERRED STOCK PURCHASE AGREEMENT MAY GIVE HOLDERS OF OUR SERIES A PREFERRED STOCK RIGHTS THAT MATERIALLY ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         Upon the occurrence of an event of noncompliance under the series A preferred stock purchase agreement, subject to a cure period for curable events or our failure to make a required dividend payment:

          o the dividend rate payable on the series A preferred stock will increase significantly;

          o holders of series A preferred stock will vote with holders of common stock on all matters submitted to a vote of our stockholders, and will have the number of votes equal to the number of shares of common stock that they would receive if they were to convert their shares of series A preferred stock into common stock; and

          o holders of series A preferred stock will have the right to elect one member to our board of directors.

If a failure to make a required dividend payment continues through the next scheduled dividend payment date, holders of series A preferred stock would have the right to elect an additional member to our board of directors. In addition, if the event of noncompliance constitutes a material event of noncompliance, the holders of series A preferred stock also have the right to require us to repurchase all or a portion of the series A preferred stock then issued and outstanding.

         WE DEPEND ON THIRD PARTY FINANCING FOR OUR DEVELOPMENT AND EXPANSION ACTIVITIES.

         We are developing and plan to continue to develop new retail properties, including new Mills. The funds necessary to construct and develop new properties must be obtained through issuance of additional equity or debt securities offerings, conventional third-party debt financing, loan arrangements or joint venture arrangements. We cannot assure you that we will obtain the financing necessary to fund new development and expansion projects. In addition, the additional debt service payments required in respect of any additional debt incurred, and the dilutive effect of any additional equity securities issued to finance future development, could adversely affect our ability to make distributions to our stockholders.

         FINANCING BY THIRD PARTIES MAY CARRY A FLOATING INTEREST RATE.

         We anticipate financing new projects, some of which could be developed through joint venture arrangements, through lines of credit or other forms of secured or unsecured construction financing which generally carry a floating interest rate. We cannot assure you that we would be able to obtain permanent debt or equity financing on acceptable terms or at all to refinance the construction loans once the project is close to completion, or that we would be able to hedge or cap our debt on economically viable terms. As a result, the floating interest rate on the construction loans could be outstanding for a longer period of time than anticipated at the time of borrowing, leading to a decrease in our development activities or in the amount of cash available for distribution to our stockholders. If we had floating rate construction loans outstanding and interests rates were to increase, our debt service would increase up to the applicable cap rate.

         WE RELY ON JOINT VENTURE PARTNERS AND KAN AM IN PARTICULAR FOR FINANCING FOR OUR DEVELOPMENT AND EXPANSION ACTIVITIES.

         All of our current and planned projects are being developed through joint ventures. Our planned level of development activity depends on our success in finding joint venture partners, the continuation of our relationships with our partners, their continued interest in participating in our development activity, and their ability to finance their obligations to the joint venture, all of which factors are not entirely in our control. We rely heavily on Kan Am US, Inc. and its affiliates, which are partners with us in ten joint ventures. Kan Am raises investor capital to fund its equity commitments for projects on a project-by-project basis. We cannot guarantee that Kan Am will be able to raise capital for any particular project in accordance with its commitment for that project. If Kan Am or any other joint venture partner were to terminate its relationship with us, to file for bankruptcy or be placed into involuntary bankruptcy, or to fail to perform as expected, we may not be able to find other viable partners, in which case we would not be able to finance our development activity and would be forced to decrease development activity and cut back on our planning for new projects. If a partner failed to contribute capital that was required for a development project and we were not successful in finding another partner for a particular development project, we would have to find alternative sources of capital for the project. We cannot guaranty that we will be able to obtain other sources of equity and, if we are unable to do so, we could suffer a partial or complete loss on our investment and be required to repay any recourse indebtedness incurred with respect to the project.

         WE DO NOT HAVE EXCLUSIVE CONTROL OVER THE MANAGEMENT OF JOINT VENTURE PROJECTS AND MUST SHARE CONTROL WITH OUR JOINT VENTURE PARTNERS.

         We have invested and expect in the future to invest as a co-venturer or partner in the development of new properties, instead of developing projects on our own. These shared investments may involve risks not present in a wholly-owned development project that stem from us not having exclusive control over the development, financing, leasing, management and other aspects of the project. We may not have the right to take some significant actions without the approval of our joint venture partners. For example, we may need the other joint venturer's approval before selling or refinancing a joint venture's property, setting an annual budget, entering into specified transactions with affiliates, and settling litigation above specified thresholds. Additionally, our co-venturer might have interests or goals that are inconsistent with ours and may take actions that are contrary to our instructions, requests or interests, or otherwise hinder us from accomplishing our goals. Our joint venture partners could take actions binding on the joint venture without our consent. Actions by a joint venture partner could subject the joint venture assets to additional risk.


RISKS ASSOCIATED WITH THE OPERATION OF OUR PROPERTIES

         WE MAY BE UNABLE TO DEVELOP AND OPERATE NEW PROPERTIES SUCCESSFULLY.

         We intend from time to time to develop new Mills or expand existing Mills, and may engage in the development of other retail or related mixed use projects, as opportunities arise. These projects generally require significant expenditures of capital and frequently depend on obtaining various forms of government and other approvals. We cannot assure you that we can obtain the necessary approvals in a timely manner or at all. We have policies in place designed to regulate development activities in an effort to limit the risks associated with development. However, these policies do not remove us from all development risks associated with a project and we continue to face the risk of expending funds for, and devotion of management's time to, a project that may not be developed on a timely basis or at all. We cannot assure you whether or when any development of new Mills, other retail or related mixed use projects or expansions of existing properties will be completed, or if completed, that the costs of development or expansion will not exceed, by a material amount, projected costs. Upon the completion of a project, we face the additional risk that occupancy rates and rents will not be sufficient to make the project profitable.

         THERE IS NO GUARANTY THAT WE CAN ATTRACT OR RETAIN TENANTS.

         Our income and cash available for distribution would be adversely affected if we were unable either to rent unleased space in any of our properties or to relet space after the expiration of a tenant's lease on economically favorable lease terms. Our ability to rent or to relet space in our properties is affected by many factor. Our tenants generally enter into leases with an initial term ranging from five to 15 years. We cannot assure you that any tenant whose lease expires in the future will renew its lease at that time, or on terms economically favorable to us, or that we will be able to find a replacement tenant. In addition, our leases with a number of tenants contain covenants restricting the use of other space in our properties or requiring the presence of other specified co-tenants. Our failure to rent unleased space on a timely basis or at all would likely adversely affect our financial condition and results of operations. We may also incur costs in making improvements or repairs to property required by a new tenant.

         COMPETITION MAY CAUSE THE OCCUPANCY AND RENTAL RATES OF OUR PROPERTIES TO DECREASE.

         There are other companies that are engaged in the development or ownership of value retail properties that compete with us in seeking tenants. We compete with these other companies for prime locations and for tenants who lease space in the value retail properties that we and our competitors own or operate. The development by our competitors of new super-regional malls or other retail shopping centers with more convenient locations or better rents may attract our tenants to our competitors or may cause them to seek lease terms that are less favorable to us at or prior to renewal, and accordingly may adversely affect the business, revenues derived from or value of our properties. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

         BANKRUPTCY OF OUR TENANTS OR DOWNTURNS IN OUR TENANTS' BUSINESSES MAY REDUCE OUR CASH FLOW.

         Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant may seek the protection of the bankruptcy laws. Under the bankruptcy laws, the tenant may have the right to reject and terminate its lease and thereby cause a reduction in the cash available for distribution to our stockholders. If a tenant files for bankruptcy, we cannot be sure that it will affirm its leases and continue to make rental payments in a timely manner. Any change in a tenant, especially an anchor tenant, could materially adversely affect customer traffic in a center and thereby reduce the income generated by that center. Some of our rents are based on a percentage of our tenants' sales. A slowing economy generally could lead to a downturn in the retail sector and weaken the financial condition of a tenant and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, some of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rates if specified occupancy conditions are not met, if specified anchor tenants are closed, if specified sales levels or profit margins are not achieved or if an exclusive use provision is violated. If a significant number of these tenants terminated their leases, the terminations could adversely affect our cash available for distribution and the value of our common stock.

         THE PERFORMANCE OF OUR PROPERTIES IS SUBJECT TO MANY FACTORS THAT ARE NOT IN OUR CONTROL.

         Real property investments are subject to varying degrees of risk that may affect the ability of our centers to generate sufficient revenues to meet operating and other expenses. The economic performance and value of a property are affected by a number of factors, including:

          o    the national economic climate;

          o the regional and local economic climate, which may be adversely impacted by plant closings, industry slowdowns, natural disasters and other factors;

          o changing trends in the demand by consumers for merchandise offered by retailers conducting business at our properties;

          o local real estate conditions, such as an oversupply of retail space or a reduction in demand for real estate in the area;

          o the existence and quality of the competition, such as the attractiveness of our property as compared to our competitors' properties based on considerations such as convenience of location and safety record; and

          o    increased operating costs, including taxes.

In addition, other factors may adversely affect a property's value, including changes in government regulations and other laws, rules and regulations governing real estate, zoning or taxes, changes in interest rate levels, the availability of financing and potential liability under environmental and other laws.

RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT

         DUE TO THE ILLIQUID NATURE OF INVESTMENTS IN EQUITY REAL ESTATE, WE MAY NOT BE ABLE TO ACT QUICKLY TO DIVERSITY OUR PORTFOLIO IN RESPONSE TO ECONOMIC CHANGES.

         Equity real estate investments generally are relatively illiquid. Additionally, all of our properties are in the same line of business. As a result, our ability to diversify our portfolio promptly in response to changes in economic or other conditions may be restricted. Moreover, significant expenditures associated with each equity investment, such as debt service, real estate taxes and operating and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. Consequently, if any of our properties fail, we may not be able to convert that property to an attractive alternative use or to sell that property to recoup our investment.

         WE COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL ISSUES.

         Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating hazardous substances on or under or released from the property and for damages to natural resources. The federal Comprehensive Environmental Response, Compensation & Liability Act, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the release or presence of hazardous substances. In connection with the ownership or operation of our properties, we could be liable for costs associated with investigation and remediation in the future. The costs of any required remediation and related liability as to any property could be substantial under these laws and could exceed the value of the property and/or our aggregate assets. The presence of hazardous substances, or the failure to properly remediate those substances, also may adversely affect our ability to sell or rent a property or to borrow funds using the property as collateral. In addition, environmental laws may impose restriction on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance. We cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial and affect our operating results.

         UNINSURED LOSSES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our properties with policy specifications and insured limits that we believe are customary for similar properties. We also carry comprehensive earthquake and pollution cleanup coverage on all our properties. We carry off-premises power coverage for each of our Mills. For Sawgrass Mills only, we carry sinkhole coverage. There are some types of losses, generally of a catastrophic nature, such as wars or acts of God, which may be either uninsurable or not economically insurable. Should a property suffer an uninsured loss, we could lose both our invested capital in and anticipated profits from that property, as well as the anticipated future revenue from that property. Additionally, in the case of recourse construction loans, we may remain obligated under those loans and any other financial obligations on that property. An uninsured loss or a loss in excess of insured limits may negatively impact our financial condition.


RISKS ASSOCIATED WITH OUR ORGANIZATION

         A NUMBER OF OUR DIRECTORS AND SIGNIFICANT STOCKHOLDERS MAY EXERT SUBSTANTIAL INFLUENCE OVER US.

         The executive officers of Kan Am US, Inc. and its affiliates directly and indirectly own a substantial percentage of the total outstanding number of shares of our common stock and the units of Mills LP. Three of our directors substantially own and control the Kan Am entities. These three directors have significant influence over us as members of our board and, by virtue of their ownership of our common stock through the Kan Am entities, over the outcome of any matters submitted to our stockholders for approval. The interests of these directors may conflict with the interests of our other stockholders in connection with Kan Am's joint ventures with Mills LP to develop, own, and operate additional properties, and they may use their voting influence contrary to our other stockholders' interests. If these directors and the Kan Am entities, as stockholders, were to act together, they would have the ability to exercise significant influence over our affairs. The Kan Am entities may exchange all or a substantial portion of the units that they hold for shares of our common stock. If they do so, they and the three directors affiliated with them, as substantial owners of the Kan Am entities, will increase their influence over us and over the outcome of any matters submitted to our stockholders for approval. The influence and voting power of our other stockholders would diminish accordingly.

         WE ARE THE SOLE GENERAL PARTNER OF THE OPERATING PARTNERSHIP, MILLS LP, AND HAVE FIDUCIARY RESPONSIBILITIES TO THE OTHER PARTNERS OF MILLS LP. AS A RESULT, WE MAY BE IN A POSITION WHERE WE HAVE DUTIES TO OTHERS WHOSE INTERESTS CONFLICT WITH THOSE OF OUR STOCKHOLDERS.

         We, as the sole general partner of Mills LP, may have fiduciary responsibilities to the other partners in Mills LP that may conflict with the interests of our stockholders, including decisions regarding the sale or refinancing of our properties and the timing and amount of distributions from Mills LP. In addition, individuals and entities, including our executive officers, our directors who substantially own and control Kan Am US, Inc. and their respective affiliates, that hold units of Mills LP may have limited rights in decisions affecting Mills LP that may conflict with the interests of our common stock holders. In particular, a holder of units may suffer different and/or more adverse tax consequences than The Mills Corporation upon the sale or refinancing of some of our properties as a result of unrealized gain attributable to properties or the tax status of the unit holder. These unit holders, therefore, may have objectives different from ours regarding the appropriate pricing and timing of any sale or refinancing. We have the exclusive authority to determine whether and on what terms to sell or refinance an individual property as the sole general partner of Mills LP. However, these unit holders may try to influence us into not selling or refinancing the properties, even though a sale might otherwise be financially advantageous to us and our stockholders, or to influence us into refinancing a property with a higher level of debt than would be in our best interests or in the best interests of our stockholders.

         OUR CERTIFICATE OF INCORPORATION AND BY-LAWS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.

         In some instances, a change in control of our company could give the holders of our common stock the opportunity to realize a premium over the then prevailing market price of those securities. Provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may have the effect of discouraging a third party from trying to acquire our company even if a change in control were in the best interests of our stockholders. The limitation on beneficial ownership of our company also may have the effect of precluding acquisition of control of our company by a third party even if a change in control were in the best interests of our stockholders. In addition, our board of directors is a classified board composed of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon the expiration of the term of the current class. A classified board of directors makes it more difficult to effect a change in control and may discourage an attempt by a third party even if a change in control were in our stockholders' best interests. The holders of our series A preferred stock have the contractual right to require us to repurchase all of a portion of our series A preferred stock upon a change in control, which also may discourage third party acquisitions.


RISKS ASSOCIATED WITH FEDERAL INCOME TAX LAW

         OUR FAILURE TO QUALIFY AS A REIT WOULD RESULT IN ADVERSE TAX CONSEQUENCES ON OUR RESULTS OF OPERATIONS.

         We believe that we have been organized and have conducted our operations in a manner so as to qualify as a REIT under the Code, and we intend to continue to operate as a REIT in the future. We cannot assure you, however, that we currently qualify as a REIT or will continue to qualify as a REIT. Many of the REIT requirements are highly technical and complex and depend on various factual matters and circumstances that may not be completely within our control, such as actions taken by our joint venture partners. Any determination that we do not qualify as a REIT would have a material adverse effect on our results of operations and could reduce materially the value of our common stock. If we fail to qualify as a REIT,

          o we will not be allowed to take a deduction for distributions to stockholders in computing our taxable income, and

          o we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

In addition, unless entitled to relief under specific statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year during which our qualification was lost. A disqualification would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the year or years involved. Furthermore, we would no longer be required by the Internal Revenue Code to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders that otherwise would have been subject to tax as capital gain dividends, then would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code. If we make distributions to our stockholders in reliance on our continued qualification as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the taxes that would result from actual failure to qualify as a REIT. In addition to tax consequences, if we fail to qualify as a REIT, the holders of our series A preferred stock may require us to repurchase all or a portion of our series A preferred stock. Even if we currently qualify as a REIT, new tax rules or legislation may affect whether we continue to qualify as a REIT or the federal income tax consequences of our REIT qualification.

         DESPITE OUR REIT STATUS, WE REMAIN SUBJECT TO VARIOUS TAXES.

         Notwithstanding our status as a REIT, we are subject, through our ownership interest in Mills LP, to various federal, state, local and foreign taxes on our income and property. We may have to pay some state income taxes because not all states treat REITs the same as they are treated for federal income tax purposes. We may also have to pay some foreign taxes to the extent we own assets or conduct operations in foreign jurisdictions. Mills LP is obligated under its partnership agreement to pay all taxes, and any related interest and penalties, incurred by us. Our taxable REIT subsidiaries are taxable as corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

         IF THE IRS WERE TO CHALLENGE SUCCESSFULLY MILLS LP'S STATUS AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES, WE WOULD CEASE TO QUALIFY AS A REIT AND SUFFER OTHER ADVERSE CONSEQUENCES.

         We believe that Mills LP qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of Mill LP's income. We cannot assure you, however, that the IRS will not challenge Mills LP's status as a partnership for federal income tax purposes, or that a court would not sustain an IRS challenge. If the IRS were successful in treating Mills LP as a corporation for tax purposes, we would fail to meet the income tests and some of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If we fail to qualify as a REIT, the holders of our series A preferred stock may require us to repurchase all or a portion of our series A preferred stock. Also, the failure of Mills LP to qualify as a partnership would cause Mills LP to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to Mills LP's partners, including us.

         AS A REIT, WE ARE SUBJECT TO LIMITATIONS ON OUR OWNERSHIP OF DEBT AND EQUITY SECURITIES.

         Subject to the exceptions discussed in this paragraph, a REIT is prohibited from owning securities in any one issuer if the value of those securities exceeds 5% of the value of the REIT's total assets or the securities owned by the REIT represent more than 10% of the issuer's outstanding voting securities or more than 10% of the value of the issuer's outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a "taxable REIT subsidiary," which is taxable as a corporation. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT's total assets. Effective January 1, 2001, each of MillsServices Corp., Commonwealth Investors, Inc., Franklin Mills Residual Corp., Mainstreet Retail, Inc., Mainstreet Ventures, Inc., Manufacturers at the Mills Corp., Mills Enterprises, Inc., Mills Services of Grapevine, Inc., Premises Providers, Inc. and WSM South Florida Corporation has elected to be treated as a taxable REIT subsidiary.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from sales of the offered shares by the selling stockholders. We have agreed to pay all expenses of effecting the registration of the offered shares, other than underwriting discounts, sales and commissions, fees and disbursements of counsel for the selling stockholders exceeding an aggregate maximum of $10,000, and transfer taxes attributable to the sale of the offered shares, which will be paid by the selling stockholders. To the extent our shares of common stock are issued to the selling stockholders from the exercise of the warrant, we will receive proceeds of $25 per share from the exercise of the warrants, and these proceeds will be used for general corporate purposes.


                              SELLING STOCKHOLDERS

         This prospectus relates to the offer and sale from time to time of up to an aggregate of 3,262,031 shares of our common shares by iStar Preferred Holdings LLC, and any of its transferees, assignees, donees, distributees, pledgees or other successors in interest. We refer to these holders in this prospectus collectively as the selling stockholders.

         We sold 750,000 shares of Series A Cumulative Convertible Preferred Stock and a related warrant, which the common stock underlies, in April and May, 2001 to iStar. The selling stockholders may convert series A preferred stock held by them into common stock at any time. The selling stockholders may exercise the warrant only if the Company exercises its option to repurchase the series A preferred stock. The warrant expires on November 12, 2003. In addition, the series A preferred stock and the common stock received upon the conversion of series A preferred stock are convertible into or exchangeable for units of Mills LP upon the occurrence of specified events. These units would be redeemable for shares of common stock being offered by this prospectus.

         In connection with the sale of our series A preferred stock, we entered into a registration rights agreement with iStar to register for resale shares of common stock issuable upon conversion of the series A preferred stock, exercise of the warrant, and/or redemption of units of Mills LP. The 3,262,031 shares of common stock being offered by this prospectus are calculated in accordance with our registration obligations under the registration rights agreement. The offered shares represent approximately 11.9% of the number of shares of our common stock outstanding as of June 27, 2001, after giving effect to their issuance. The actual number of shares of common stock issuable upon conversion of the series A preferred stock is computed by:

          o multiplying the number of shares of series A preferred stock by the series A conversion value, which is the amount necessary to generate a specified internal rate of return, as described in the certificate of designations of the series A preferred stock, and

          o dividing the product by $25.00, which will be adjusted for stock splits, stock dividends and reverse stock splits.

The number of shares of common stock determined using the above formula represents the aggregate number of common stock issuable from time to time whether upon the conversion of the series A preferred stock, the exercise of the warrant, the redemption of units of Mills LP or any combination of the foregoing. The warrant is exercisable for that number of shares of common stock that would be issuable if the number of shares of repurchased series A preferred stock that triggered the exercise of the warrant had been converted into common stock rather than repurchased. Units of Mills LP would be redeemable for that number of shares of common stock that would be issuable if the series A preferred stock were converted into common stock rather than units of Mills LP.

         In accordance with our obligations under the registration rights agreement, we are registering that number of shares that would be issuable assuming:

          o the conversion of all outstanding shares of series A preferred stock on the date immediately after the third anniversary of their initial issuance, and

          o no events of default occur that would result in an increase in the internal rate of return used in calculating payments due on the series A preferred stock.

Shares of series A preferred stock or units of Mills LP may remain issued and outstanding after the third anniversary of the issuance of the series A preferred stock. In that case, or if an event of default occurs that results in an increase in the internal rate of return used in calculating payments due on the series A preferred stock, then the number of shares offered by this prospectus would be insufficient to cover all of the shares of common stock which the selling stockholders may hold upon conversion, exercise and/or redemption, as the case may be. We are obligated to register the additional shares necessary to cover all shares of common stock that the selling stockholders may acquire upon conversion, exercise and/or redemption.

         On the date of this prospectus, iStar holds 750,000 shares of series A preferred stock, constituting all of our issued and outstanding series A preferred stock. At July 2, 2001, these shares of series A preferred stock were convertible into approximately 3,001,689 shares of our common stock, representing approximately 11.0% of the number of shares of our common stock outstanding on that date. The selling stockholders may sell all or some of the offered shares and the actual number of shares held and available for resale by the selling stockholders depends on the timing of the conversion, exercise and/or redemption, as the case may be. In addition, the selling stockholders may acquire shares of our capital stock. As a result, no estimate can be made of the number of offered shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering. We cannot assure you that the selling stockholders will sell any of the offered shares. If the selling stockholders sell all of the offered shares and do not acquire additional shares in the open market, they may not beneficially own any shares of our common stock.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following is a description of the material federal income tax considerations for a holder of our common stock. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

         Hogan & Hartson L.L.P. will give an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion, and the information in this section, is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

         EACH PROSPECTIVE SHAREHOLDER IS ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF ITS PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK, AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         GENERAL. We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1994. We believe that our company is organized and has operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

         The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         Hogan & Hartson L.L.P. will provide to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1994 through December 31, 2000, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2001 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us and Mills LP to Hogan & Hartson L.L.P. as to factual matters relating to our organization and operation and that of our subsidiaries and the organization and operation of Mills LP and its subsidiaries and MillsServices Corp. and its subsidiaries. In addition, this opinion is based upon our factual representations and those of Mills LP concerning our business and properties as described in the reports filed by us and Mills LP under the federal securities laws.

         Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code and described in this prospectus with regard to, among other things, the source of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Hogan & Hartson L.L.P. will not review our operating results. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy such test or will continue to do so.

         In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows.

        o We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

        o Under some circumstances, we (or our shareholders) may be subject to the "alternative minimum tax" on our items of tax preference and alternative minimum tax adjustments.

        o If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

        o Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

        o If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

        o We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

              o     85% of our REIT ordinary income for the year;

              o     95% of our REIT capital gain net income for the year; and

              o     any undistributed taxable income from prior taxable years.

         o We will be subject to a 100% tax on amounts received if arrangements between us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

         In addition, if we acquire any assets from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified tax liabilities that are inherited from the "C" corporation. If we recognize gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by us, then to the extent of such assets' "built-in gain" (I.E., the excess of (a) the fair market value of such asset at the time of the acquisition by us over (b) the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in-gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000.

         Moreover, each of our taxable REIT subsidiaries in which Mills LP owns 99% of the non-voting preferred stock and 5% of the voting common stock, is subject to federal corporate income tax on its net income.

         REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association--

         1.   that is managed by one or more trustees or directors;

         2. the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         3. that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

         4. that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

         5.   the beneficial ownership of which is held by 100 or more persons;

         6. of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities)

         7. that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

         8. that meets other tests, described below, regarding the nature of its income and assets.

         Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election is made. Condition (6) must met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

         For our taxable years commencing after December 31, 1997, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

         In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

         To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status for our taxable years commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for tax years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex and there can be no assurance that the Internal Revenue Service might not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

         TAXABLE REIT SUBSIDIARIES. To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

         o a REIT must own an interest in the entity, whether directly or indirectly;

         o the entity must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Internal Revenue Code; and

         o the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

         A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.

         A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax, where applicable, as a regular "C" corporation.

         Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment.

         QUALIFIED REIT SUBSIDIARIES. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         INCOME TESTS. In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

         Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other services will be treated as "impermissible tenant service income" unless it is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed is the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

         Mills LP provides certain services with respect to our properties. Based upon our experience in the retail shopping centers in the markets in which our properties are located, we believe that all services (other than those the income from which meets the 1% de minimis standard described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) provided to tenants by us, through Mills LP, should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

         Mills LP also may receive types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MillsServices Corp., will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are identical to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

         We have represented that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. Based in part on our various representations, Hogan & Hartson L.L.P., our counsel, is of the opinion that, although the matter is not free from doubt, the performance of such activities by us will not affect the qualification of the rents received from tenants as "rents from real property," and, thus, our ability to qualify as a REIT. However, opinions of counsel are not binding upon the Internal Revenue Service or a court. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income requirements for the years during which we engaged in such activities, and therefore failing to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

         We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, in order to remove any possible ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which we receive no income or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the "DE MINIMIS" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

         Management services to properties in which Mills LP owns less than a 100% interest will be rendered by MillsServices Corp. or its subsidiaries. In addition, MillsServices Corp. provides development services to the properties. Mills LP owns 99% of the non-voting preferred stock and 5% of the voting common stock of MillsServices Corp. Mills LP also holds a note issued by MillsServices Corp. Our share of any dividend or interest received from MillsServices Corp. should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MillsServices Corp. to cause us to exceed the limit on non-qualifying income under the 75% test.

         To qualify for the 95% gross income test, interest cannot depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be disqualified solely by reason of being based on a fixed percentage or percentages of receipts or sales. Mills LP does not charge interest dependent in whole or in part on profits.

         We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT.

         If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

         ASSET TESTS. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

         1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

         2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

         3. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

         4. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

         5. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

         6. Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

         Since 1994, Mills LP has owned 99% of the non-voting preferred stock and 5% of the voting common stock of MillsServices Corp. In addition, Mills LP owns a note issued by MillsServices Corp., and by virtue of our ownership of units in Mills LP, we are considered to own our PRO RATA share of both the stock and note of MillsServices Corp. owned by Mills LP. While Mills Services Corp. has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods, however, that the Internal Revenue Service might not contend either (1) that the value of the securities of MillsServices Corp. held by us through Mills LP exceeds the 5% value limitation, (2) that the non-voting stock of MillsServices Corp. owned by Mills LP should be considered "voting stock" for purposes of the assets tests, or (3) that any notes issued by MillsServices Corp. to Mills LP should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of Mills Services Corp. for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, and be unsuccessful in its contention, that our ownership of voting stock exceeded the 10% limitation on the ownership of these assets during those periods.

         We believe that our share of the aggregate value of the securities of MillsServices Corp., together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MillsServices Corp., does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

         Securities, for purposes of the assets tests may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test unless the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower's discretion or similar factors.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

         After initially meeting the assets tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases and we will be deemed to acquire securities held by Mills LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

         ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to

         1. the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, MINUS

         2.   the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

         We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

         We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

         Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         RECORDKEEPING REQUIREMENTS. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

         FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN MILLS LP AND THE TAXABLE REIT SUBSIDIARIES.

         GENERAL. Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

         1. the allocations of income and expense items of Mills LP and those subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

         2. the status of Mills LP and each applicable subsidiary partnership and limited liability companies as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

         3. the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

         We believe that Mills LP and each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If Mills LP or any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

         OWNERSHIP OF PARTNERSHIP INTERESTS BY A REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

         TAX ALLOCATIONS WITH RESPECT TO OUR PROPERTIES. Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

         Mills LP's partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with
Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

         MILLSSERVICES CORP. A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from MillsServices Corp. and other taxable
REIT subsidiaries of ours. Such amounts are derived through payments on notes issued by MillsServices Corp. and dividends from MillsServices Corp., held by Mills LP. MillsServices Corp. does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and other deductions, MillsServices Corp. does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MillsServices Corp. will be subject to income tax. To the extent that it pays such taxes, the cash available for distribution to shareholders is reduced accordingly.

         Furthermore, the taxable REIT subsidiary election with respect to the MillsServices Corp. could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, MillsServices Corp. will be limited in its ability to deduct interest payments on notes issued to Mills LP after the effective date of a taxable REIT subsidiary election. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Mills LP by MillsServices Corp.

         Our ownership of the securities of MillsServices Corp. currently is subject to certain asset tests. These tests restrict the ability of MillsServices Corp. to increase the size of its businesses unless the value of the assets of Mills LP increases at a commensurate rate. See "Requirements for Qualification As a REIT - Asset Tests," above.

PENALTY TAX ON PROHIBITED TRANSACTIONS

         Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our infrequent sales of outparcels and anchor parcels should not result in the outparcels and anchor parcles being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. Such corporation is subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

OTHER TAX CONSEQUENCES FOR US AND OUR SHAREHOLDERS

         We and our shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our shareholders transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us. To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

         As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

         1. a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

         2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

         3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

         4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

         Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. shareholder if it held the common stock directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. shareholder.

         DISTRIBUTIONS. As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. shareholder. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

         We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the shareholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         We may elect to require shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. shareholders
(1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

         We may classify portions of our designated capital gain dividend in the following categories:

         1. a 20% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

         2. an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%.

         We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

         Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of common stock will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitation. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

         SALES OF COMMON STOCK. Upon any taxable sale or other disposition of common stock, a U.S. shareholder will recognize gain or loss for federal tax purposes on the disposition of common stock in an amount equal to the difference between

         o the amount of cash and the fair market value of any property received on such disposition; and

         o the U.S. shareholder's adjusted basis in such common stock for tax purposes.

         Gain or loss will be capital gain or loss if the common stock has been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term gain or loss will be subject to the maximum capital gain rate of 20%. U.S. shareholders that acquire or are deemed to acquire common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a reduction in the long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

         In general, any loss upon a sale or exchange of securities by a U.S. shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. shareholder that are required to be treated by such U.S. shareholder as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Provided that a tax-exempt shareholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt shareholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI to any trust that is described in
Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

         A REIT is a "pension held REIT" if it meets the following two tests:

         1.   it would not have qualified as a REIT but for the provisions of
              Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

         2. either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS.

         DISTRIBUTIONS. Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. shareholder unless:

         o a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with us; or

         o    the non-U.S. shareholder files an Internal Revenue Service
              Form W-8ECI with us claiming that the distribution is effectively connected income.

         Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common stock will reduce the non-U.S. shareholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. shareholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below. See "Taxation of Non-U.S. Shareholders - Sale of Common Stock".

         We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

         Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

         o the investment in the common stock is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

         o the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

         Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

         Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

         SALE OF COMMON STOCK. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

         o the investment in our common stock is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

         o the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

         o our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

         Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

         We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

         Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

         o the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

         o the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

         If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         U.S. SHAREHOLDERS. In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some shareholders, unless an exception applies.

         The payor will be required to withhold backup withholding tax at the rate of 31% if (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect.

         In addition, a payor of the dividends on the common stock will be required to withhold tax at a rate of 31% if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         NON-U.S. SHAREHOLDERS. Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. shareholder may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. shareholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if payment is made to or through a foreign office of a broker that is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting (but not backup withholding unless the broker has actual knowledge that the payee is a U.S. person) generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and meets certain other conditions or otherwise qualifies for an exemption.

         Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information-reporting requirements applicable to you.

                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the offering by the selling stockholders. Any of the selling stockholders may from time to time in one or more transactions, or a series of transactions, sell all or a portion of the offered shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which our shares of common stock are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the offered shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include:

         o a block trade in which a broker-dealer engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o an exchange distribution in accordance with the rules of the New York Stock Exchange;

         o the writing of options, whether the options are listed on an options exchange or otherwise;

         o    the settlement of short sales;

         o    privately-negotiated transactions; and

         o    underwritten transactions.

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered shares. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The selling stockholders may also transfer the offered shares by gift, partnership distribution or other non-sale related transfer, in which case the donees, transferees or other successors-in-interest will be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes any of the above actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged.

         In connection with the distribution of the offered shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these hedging transactions, broker-dealers may engage in short sales of the offered shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the offered shares short and redeliver the offered shares to close out the short positions. The selling stockholders also may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the offered shares. The selling stockholders may also loan or pledge the offered shares to a broker-dealer, and the broker-dealer may sell the offered shares so loaned or, upon a default, the broker-dealer may effect sales of the offered shares that are pledged. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

         The selling stockholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act of 1933.

         When a selling stockholder elects to make a particular offer of offered shares, this prospectus and a prospectus supplement, if required, may be distributed through the facilities of the New York Stock Exchange under Rule 153 of the Securities Act of 1933. A prospectus supplement, if required, will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting underwriting compensation from the selling stockholder and any other required information.

         We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including

         o    all registration and filing fees,

         o    printing expenses and fees,

         o    disbursements of counsel and accountants for us, and

         o fees and disbursements of counsel for the selling stockholders in amounts up to an aggregate maximum of $10,000.

The selling stockholders will pay:

         o    any underwriting discounts, sales and commissions,

         o fees and disbursements of counsel for the selling stockholders exceeding an aggregate maximum of $10,000, and

         o    transfer taxes, if any.

         Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act of 1933, or may be entitled to contributions from us towards payments which the underwriters, dealers or agents may be required to make. We have also agreed to indemnify each of the selling stockholders and their respective officers, directors, partners, employees, agents and representatives of, and each person who controls, within the meaning of the Securities Act, any selling stockholder against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, arising under the securities laws in a number of circumstances in connection with this offering. Each of the selling stockholders has agreed to indemnify us, our officers, directors, employees, agents, representatives and each person who controls, within the meaning of the Securities Act of 1933, our company against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholder expressly for use in the registration statement of which this prospectus is a part. The indemnification obligation of each selling stockholder is several, not joint.

         The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M. This regulation may limit the timing of purchases and sales of any of the offered shares by the selling stockholders. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of offered shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities for the offered shares.

         To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. In addition, any offered shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule, are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the issuance of the offered shares and tax matters described under "Material Federal Income Tax Considerations" has been passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

               SEC Registration Fee............       $ 19,796.45
               Accounting Fees and Expenses....       $  8,000.00
               Legal Fees and Expenses.........       $ 75,000.00
               Printing Expenses...............       $  2,500.00
               Miscellaneous...................       $  3,000.00
                                                      -----------
                         Total.................       $108,296.45
                                                      ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         The Certificate of Incorporation and Bylaws of The Mills Corporation (the "Company") provide for mandatory indemnification of directors and officers to the maximum extent permitted by the Delaware Law. The Company has obtained directors and officers liability insurance.

         The Company has entered into indemnification agreements with each of the Company's directors, some of whom are also officers of the Company. Under these agreements, the Company has agreed to indemnify its directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified party's service to the Company. The Company is obligated under these agreements to advance certain expenses to the indemnified parties as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified party was not entitled to indemnification. The Company also is obligated to pay expenses incurred by an indemnified party in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the Certificate of Incorporation and the Bylaws, the agreements provide greater assurance to indemnified parties that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide to the indemnified parties.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable. In addition, indemnification may be limited by state securities laws.

         The partnership agreement of The Mills Limited Partnership also provides for similar indemnification of the Company, in its capacity as the general partner of The Mills Limited Partnership, and its officers and directors, to the maximum extent provided by the Delaware Revised Uniform Limited Partnership Act.

ITEM 16.  EXHIBITS

         The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Virginia, on July 5, 2001.

                                THE MILLS CORPORATION
                                a Delaware Corporation

                                By:     /s/ Laurence C. Siegel
                                    --------------------------------------------
                                      Laurence C. Siegel
                                      Chairman of the Board of Directors, Chief
                                      Executive Officer and Director

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence C. Siegel and Peter B. McMillan, and each of them, his true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated below on July 5, 2001:

               SIGNATURES                                                           TITLE
               ----------                                                           -----
         /s/ Laurence C. Siegel                                 Chairman of the Board, Chief Executive
-----------------------------------------                       Officer and Director
           Laurence C. Siegel                                   (principal executive officer)


          /s/ Peter B. McMillan                                 President, Chief Operating Officer and
------------------------------------------                      Director
            Peter B. McMillan


           /s/ James F. Dausch                                  Senior Executive Vice-President -
------------------------------------------                      Development and Director
             James F. Dausch


               SIGNATURES                                                           TITLE
               ----------                                                           -----
          /s/ Kenneth R. Parent                                 Executive Vice President - Finance and Chief
------------------------------------------                      Financial Officer
            Kenneth R. Parent                                   (principal financial officer and principal
                                                                accounting officer)



------------------------------------------                      Vice Chairman and Director
         Dietrich Von Boetticher


           /s/ John M. Ingram
------------------------------------------                      Vice Chairman and Director
             John M. Ingram


        /s/ Charles R. Black, Jr.
------------------------------------------                      Director
          Charles R. Black, Jr.


        /s/ James C. Braithwaite
------------------------------------------                      Director
          James C. Braithwaite


        /s/ Joseph B. Gildenhorn
------------------------------------------                      Director
          Joseph B. Gildenhorn


            /s/ Harry H. Nick
------------------------------------------                      Director
              Harry H. Nick


          /s/ Franz von Perfall
------------------------------------------                      Director
            Franz von Perfall



------------------------------------------                      Director
            Robert P. Pincus



------------------------------------------                      Director
            Cristina L. Rose

                                  EXHIBIT INDEX


   EXHIBIT
    NUMBER                EXHIBIT DESCRIPTION
  ---------               -------------------
     *4.1       Specimen Common Stock Certificate of The Mills Corporation

     *4.2       Agreement dated March 15, 1994, among Richard L. Kramer, the
                A.J. 1989 Trust, the Irrevocable Intervivos Trust for the
                Benefit of the Kramer Children, the N Street Investment Trust,
                Equity Resources Associates, Herbert S. Miller, The Mills
                Corporation and The Mills Limited Partnership

    **4.3       Non-Affiliate Registration Rights and Lock-Up Agreement

    **4.4       Affiliate Registration Rights and Lock-Up Agreement

     ^4.5       Specimen Series A Cumulative Convertible Preferred Stock
                Certificate of The Mills Corporation

     ^4.6       Amended and Restated Contingent Securities Purchase Warrant

     ^4.7 Registration Rights Agreement, dated as of April 27, 2001, between The Mills Corporation and iStar Preferred Holdings LLC
                ("iStar")

     ^4.8       Amendment No. 1 to Registration Rights Agreement, dated as of
                May 11, 2001, between The Mills Corporation and iStar

     ^4.9 Amended and Restated Ownership Limit Waiver Agreement, dated as of May 11, 2001, between The Mills Corporation and iStar

    ^+4.10 Securities Purchase Agreement, dated as of April 27, 2001, between The Mills Corporation and iStar

    ^+4.11      Amendment No. 1 to Securities Purchase Agreement, dated as of
                May 11, 2001, between The Mills Corporation and iStar

     ~5.1       Opinion of Hogan & Hartson L.L.P.

     ~8.1       Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

    ~23.1       Consent  of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

    ~23.2       Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

     23.3       Consent of Ernst & Young LLP

     24.1       Powers of Attorney (included on signature page)

     99.1 Certificate of Designations, Preferences and Rights Relating to the Series A Cumulative Convertible Preferred Stock of The Mills
                Corporation

* Incorporated by reference to the registrant's Registration Statement on Form S-11, Registration No. 33-71524, which was declared effective by Securities and Exchange Commission on April 14, 1994.

** Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the first quarter ended March 31, 1994.

^ Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the first quarter ended March 31, 2001.

~       To be filed by amendment.

+       Confidential treatment has been requested for portions of this exhibit.